Exhibit 99.2

Investing in Hawaii's Sustainable Future has Delivered Value for Shareholders and Proven Performance

HEI’s strategy has provided superior long-term value to our shareholders

–	Outperformed S&P 500 and broader utility index in total shareholder return over 1-, 3- and 5-year periods[1]
–	16% 5-year total return (CAGR%) for period ending 9/30/19

Delivered strong consolidated earnings growth on both a GAAP (+22%) and core (+12%) basis for FY182; on track to meet our earnings guidance for 20193

Uninterrupted dividends since 1901, with ~$600 million returned to shareholders in dividends over last 5 years

–	Increased quarterly dividend by 3.2% in 2019 given strong earnings growth and future prospects, with potential to grow dividend in line with earnings
–	2.9% dividend yield as of market close on 11/8/19

Investing additional ~$1.2 billion from 2019-21 to integrate more renewable energy, modernize our grid, increase customer options and strengthen reliability and resilience

Consolidated enterprise and efficient capital structure provide the capital to grow our businesses and invest in Hawaii while limiting need for dilutive equity

–	Dividends from subsidiaries have increased ~30% since 2017, with dividend from bank growing nearly 50%, supportive of our investment grade rating and enabling recent dividend increase
–	Able to fund utility 2019-21 capex program without external equity

Committed to Achieving Hawaii's Renewable Energy Goals while Ensuring Affordability, Reliability and Resilience

Leading role in advancing state policy goals of 100% renewable portfolio standard (RPS) and carbon neutral economy by 2045

–	On track to exceed 2020 RPS milestone of 30%[4]
–	Key role of utility is to facilitate community-wide transition to renewable energy and carbon neutrality

Rapidly working to reduce greenhouse gas emissions

–	Reduced fossil fuel use – and greenhouse gas emissions – by 19% over past 10 years and ahead of state milestone
–	Cut oil imports by ~88 million gallons per year for electricity generation
–	Coal plant contract expires in 2022, additional fossil plant retiring by 2024, if not sooner

Launched ambitious renewable procurements to significantly increase renewable energy

–	Secured lowest cost solar plus storage prices ever in HI, with Hawaii Public Utilities Commission approving contracts for 260 MW of solar and ~1 GWh of storage in 2019
–	Subsequently launched one of the largest renewable energy procurements undertaken by a U.S. utility for up to 900 MW renewable energy, 500 GWh storage, and 210 MW grid services
» Received more than 75 bids to build renewable energy or storage projects, or provide grid services

Aligned with state policy and transforming utility to achieve state policy goals

–	Conducted long-term planning with stakeholder engagement for state to reach 100% RPS goal by 2045
–	Next phase of long-term planning underway with focus on resilience
–	Collaborating with stakeholders to evolve Hawaii regulatory framework to further advance policy goals

We have the nation’s highest percentage of rooftop solar and we plan to grow that dramatically

–	18% of our customers have rooftop solar, 9 times the national average of 2%
–	On Oahu, 1 in 3 single-family homes have rooftop solar
–	By 2045 we envision meeting the needs of all single-family homes with customer-sited resources
–	Rooftop solar helps ensure that limited land is available for other community needs, such as affordable housing and local agriculture
–	National leader and innovator integrating high levels of intermittent, customer-sited solar:
» Using innovative inverter technologies to manage distributed resources
» Managing grid to ensure reliability with high levels of variable, intermittent distributed sources
» Expertise routinely sought by other utilities

Unique geographic operating environment underpins our focus on resilience

–	Five isolated island grids, which are not connected to other power sources (like grids on the mainland U.S.)
–	Each island must be self-sufficient and preserve its own reliability as we expand renewables

ESG is in Our DNA and We Are Integrating it Further into Decision-Making and Strategy

Our mission is to be a catalyst for a better Hawaii through our three lines of business – utilities, banking and sustainable infrastructure

–	As an enterprise with operations entirely in Hawaii, we have long recognized that the strength of our companies is inextricably linked to the health of our environment, economy and communities

ESG is in our DNA, and embedded in our core strategies across our three lines of business

–	Utility: Focused on achieving Hawaii’s 100% renewable energy and carbon neutral economy goals in a way that’s affordable, reliable and resilient for our customers
–	Bank: Investing in economic growth of our state; fostering innovation and entrepreneurship to diversify and expand our economy
–	Pacific Current: Developed with mission to advance Hawaii's sustainability goals through investment in clean energy, water, wastewater and agriculture

Integrating ESG even further into governance structures, decision-making processes and reporting

–	Conducted ESG materiality assessment for all companies within enterprise
–	Board strategic retreat to oversee development of ESG assessment and strategy
–	Formalizing ESG integration into risk management and strategic planning

Strong, Capable, Independent Board of Directors

Strong Board reflects key expertise, including significant C-Suite, utility and banking experience

Focused on Board and management succession planning following 2016 termination of NextEra Energy merger process

Since 2017, added five new directors as part of ongoing Board refreshment and to maintain diversity of experience and the expertise necessary to oversee the strategic direction of our companies:

–	Celeste Connors: Expertise in sustainability, energy and economic policy, and Hawaii business, government and non-profit communities; CEO, Hawaii Green Growth
–	Richard Dahl: Expertise and senior leadership experience in banking and utilities; former President & COO, Bank of Hawaii (Member, HEI Audit and Compensation Committees)
–	Micah Kane: Extensive government and policy experience as leader of Hawaii governmental and non-profit agencies; deep understanding of Hawaii's business and political environment; CEO, Hawaii Community Foundation (Member, HEI Nominating & Corp. Gov. Committee)
–	Mary Powell: Significant experience in utilities and renewable energy; President and CEO, Green Mountain Power since 2008 (serves on HEI and ASB boards)
–	Jim Scilacci: Track record of value creation and financial leadership in utilities industry; former CFO, Edison International (HEI Audit Committee Chair)

Average independent director tenure of 7.7 years

Recently made Board leadership changes as part of planned transition:

–	Peggy Fowler appointed Chair, Nominating & Corporate Governance Committee
–	Jim Scilacci appointed Chair, Audit Committee
–	Admiral Thomas Fargo named Vice Chair of the Board
–	Jeff Watanabe, Board Chair, nominated and elected to a single one-year term

Substantial diversity on Board provides range of perspectives

–	64% of our directors are women or from diverse ethnic backgrounds

1.	As of Nov. 12, 2019.
2.	2018 core earnings growth excludes one-time tax reform impacts that reduced net income in 2017. HEI 2018 net income was $201.8 million. HEI 2017 net income was $165.3 million on a GAAP basis and, excluding one-time tax reform impacts of $14.2 million, was $179.5 million on a non-GAAP (core) basis.
3.	Reaffirmed on earnings webcast Nov. 1, 2019. This document is not a reaffirmation of such guidance.
4.	This is despite challenges such as lava flows that have taken a third party-owned geothermal plant on Hawaii Island out of service since May 2018 and a Hawaii Supreme Court action delaying a third party- owned biomass plant.